UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2015

Information Systems Associates, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-142429	65-049317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216

 (Address of principal executive offices, including Zip Code)

904 296 2807

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 1.02. Termination of a Material Definitive Agreement.

On September 19, 2014, Duos Technologies, Inc. (“Duos”), the wholly owned subsidiary of Information Systems Associates, Inc. (the “Company”), Unity International Group, Inc. (“Seller”) and Uni-Data and Communications, Inc. (“UDC”), entered into a Stock Purchase Agreement (SPA), as subsequently amended as of February 12, 2015 (the “Agreement”) , pursuant to which Duos agreed to purchase all of the issued and outstanding shares of UDC for an aggregate consideration of $7,000,000. Under the terms of the Agreement, either Duos or the Seller had the right to terminate the Agreement if the closing did not occur by May 31, 2015, without any further obligation or liability. See the Form 8-K the Company filed on April 7, 2015 relating to the merger with Duos for more information regarding the material terms of the Agreement.

The closing of the acquisition was subject to the Company raising the capital needed for the purchase price. As the necessary amounts were not raised by May 31, 2015, the closing under the Agreement did not occur. The Company continued negotiations with the Seller after May 31, 2015 regarding an extension of such date and, although, the Seller granted a temporary extension through June 16, 2015, no agreement was reached relating to an extension acceptable to the parties. Accordingly, on June 26, 2015, the parties agreed to terminate the Agreement in accordance with its terms.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION SYSTEMS ASSOCIATES, INC.

Dated: June 29, 2015	By:	/s/ Gianni Arcaini

Chief Executive Officer